Exhibit 99.1

TELA Bio Awarded Contract with HealthTrust Purchasing Group

MALVERN, Pa., December 6, 2019 (GLOBE NEWSWIRE) -- TELA Bio, Inc. (“TELA”) (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today announced that the Company has signed a group purchasing agreement with HealthTrust Purchasing Group, L.P. (HealthTrust) for its full portfolio of OviTex® hernia repair and OviTex® PRS products.

“We are excited to be able to provide our advanced soft tissue reconstruction products to the HealthTrust member facilities, which represents more than 1,600 hospitals and health systems across the U.S.,” said Antony Koblish, President and Chief Executive Officer of TELA Bio. “Making our full portfolio of products available to such a large organization of hospitals and healthcare systems helps in our efforts to improve patient outcomes while at the same time reducing overall cost of care. This new contract with HealthTrust marks an important milestone in TELA’s continued commercial expansion and growth strategy.”

Under the purchasing agreement, TELA will provide its full portfolio of OviTex® hernia repair products and OviTex® PRS products for plastic and reconstructive surgery to HealthTrust members effective February 1, 2020, for an initial term of three years.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA’s products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

About HealthTrust

HealthTrust (Healthtrust Purchasing Group, L.P.) is committed to strengthening provider performance and clinical excellence through an aligned membership model and the delivery of total spend management advisory solutions that leverage operator experience, scale and innovation. Headquartered in Nashville, Tenn., HealthTrust serves over 1,600 hospitals and health systems, and more than 43,000 other member locations including ambulatory surgery centers, physician practices, long-term care and alternate care sites.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements regarding TELA’s current expectations. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and TELA undertakes no duty to update such information except as required under applicable law.

TELA Bio Contact

Stuart Henderson
Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930
shenderson@telabio.com

Investor Contact

Peter Vozzo
Westwicke
443-213-0505
peter.vozzo@westwicke.com